Exhibit 15.1

Date: July 25, 2005

Tower Semiconductor Ltd.
Migdal Ha’emek
Israel

We have made a review, in accordance with standards established by the Institute of Certified Public Accountants in Israel, of the unaudited condensed interim consolidated financial statements of Tower Semiconductor Ltd. for the three-month period ended March 31, 2005, and have issued our report dated May 26, 2005, and for the three-month period ended March 31, 2004, and have issued our report dated April 28, 2004. As indicated in such reports, because we did not perform an audit, we expressed no opinion on such interim financial statements.

We are aware that our report relating to Tower Semiconductor Ltd.‘s unaudited condensed interim consolidated financial statements for the three-month period ended March 31, 2005 is being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant, or a report prepared or certified by an accountant, within the meaning of Sections 7 and 11 of that Act.

Respectfully,

Brightman Almagor & Co.
Certified Public Accountants
A Member Firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel